MMA FINANCIAL, INC.

EMPLOYMENT AGREEMENT

Jenny Netzer

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of June 27, 2007 (the “Effective Date”) by and between MMA Financial, Inc., a Maryland corporation (“Employer”) and Jenny Netzer (“Employee”).

WHEREAS, Employer and Employee are parties to an existing employment agreement dated as of July 1, 2003 (the “Existing Agreement”); and

WHEREAS, Employer and Employee desire to replace the Existing Agreement in its entirety as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment and Duties. Employer agrees to continue to employ Employee, and Employee agrees to continue to be employed by Employer, on the terms and conditions provided in this Agreement. Employee shall have the duties and responsibilities set forth on the attached Exhibit A and such other duties and responsibilities as are reasonably ancillary thereto as determined from time to time by the Employer. Employee agrees to devote Employee’s best efforts and full time, attention and skill in performing the duties of his/her position. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with his/her performance of Employee’s duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by Employer in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, or (c) from investing in other entities or business ventures.

2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

(a) Base Compensation. From March 1, 2007 through February 28, 2008, Employer shall pay to Employee a salary (“Base Compensation”) of $325,000 per annum, payable in accordance with the general policies and procedures of Employer, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. For the avoidance of doubt, Employer agrees to pay to Employee a lump sum cash payment sufficient to adjust amounts actually paid to Employee from March 1, 2007 through the Effective Date to the level of Base Compensation described in the preceding sentence as soon as practicable after the date hereof through Employer’s regular payroll process. Assuming that notice of termination has not been given under Section 7, Employee’s Base Compensation shall increase by $25,000 on each March 1, from March 1, 2008 through December 31, 2010. Additional increases in Base Compensation, if any, shall be determined by Employer based on periodic reviews of Employee’s performance.

(b) Incentive Compensation.

(i) In addition to Employee’s Base Compensation, Employee shall be eligible to receive additional compensation (“Incentive Compensation”) in the form of an annual bonus and long-term incentive payment totaling up to 200% of Employee’s Base Compensation then in effect. The amount of the bonus will be based on a formula weighted approximately 60% Employee’s performance and 40% Employer’s company-wide performance. The amount of the long-term incentive payment will be based on a formula weighted among achievement of strategic objectives, absolute total shareholder return (“TSR”) and the Company’s (defined below) supplemental performance measure, as approved by the Board of Directors for purposes of assessing management performance. These formulas may be modified from time to time by Employer, following consultation with Employee.

(ii) Incentive Compensation may, at the election of Employer, take the form of cash or equity or equity-based awards in Municipal Mortgage & Equity, LLC (the “Company”). To the extent Employee’s Incentive Compensation consists of such equity awards, such awards may be granted under Employer’s employee share incentive plans as in effect from time to time, and may be subject to the approval of the Company’s Compensation Committee. Employee understands and agrees that the equity component of Incentive Compensation may be awarded on a deferred basis and may vest and be issued over time in multiple installments. Incentive Compensation for any given calendar year shall be determined no later than 60 days after the last day of Employer’s calendar year and paid on March 5 of the following calendar year; in the case of awards with delayed vesting, each installment shall be paid within thirty days of the vesting date. Incentive Compensation shall be pro-rated for any partial calendar years. Other than as specifically set forth herein, if this Agreement is terminated for any reason during any fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable to Employee for that calendar year.

3. Employee Benefits. During the Term (as defined in Section 6), Employee and Employee’s eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) subject, in the case of a plan or program (other than any severance plan), to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

4. Vacation, Sickness and Leaves of Absence.

(a) Vacation and Sick Leave. Employee shall be entitled to ten (10) weeks paid vacation during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Employee shall be entitled to such sick leave, with pay, as Employer provides to other employees.

(b) Carry-Forward/Pay Out of Vacation and Sick Leave. Vacation or sick days that are not taken in a given fiscal year may be carried over to the next fiscal year; provided, however, that no more than a total of ten vacation days and ten sick days may be carried forward. In the event of the expiration of the Term or the termination of this Agreement for any reason, Employer agrees to compensate Employee for all unused vacation and sick days carried forward, plus all unused vacation and sick days for the year of expiration or termination (assuming proportionate accrual of such vacation and sick days during such year), such compensation not to exceed, however, a total of ten vacation days and ten sick days.

(c) Leaves of Absence. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as Employer, in its sole discretion, may determine.

5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after Employee has delivered to Employer an itemized statement thereof, and after presentation of such invoices or similar records as Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by Employee in connection with the performance of the duties described in Section 1 hereof. To the extent necessary to avoid characterizing any reimbursement to Employee as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be submitted no later than March 1 following the close of the calendar year in which the expense was incurred by Employee and paid on or before March 15th following the close of such calendar year. Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

6. Term. The term of this Agreement shall commence on the Effective Date and end on December 31, 2010 (the “Expiration Date”), unless earlier terminated in accordance with the provisions of Section 7 (the period that this Agreement is in effect being herein referred to as the “Term”). Any termination of this agreement shall be subject to Section 8 below.

7. Termination and Termination Benefits.

(a) Termination by Employer.

(i) With Cause. Employer may terminate this Agreement for Cause (defined below) upon ten days prior written notice to Employee. In the event that Employer terminates this Agreement pursuant to this Section 7(a)(i), Employee shall be entitled to receive the Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date (as defined in Section 7(f) below), payable within 30 days of the Termination Date. As used in this Agreement, “Cause” shall mean (A) acts or omissions by Employee with respect to Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by Employee of money, property or services from Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the provisions of Section 8 below, (D) breach by Employee of the duty of loyalty to Employer, (E) gross negligence by Employee in the performance of the duties assigned pursuant to Section 1 hereof, (F) repeated failure by Employee to perform the duties assigned pursuant to Section 1 hereof, which failure is not cured to the satisfaction of Employer within 30 days following delivery of written notice from Employer of such failure; provided that such cure period shall be available to Employee on only two occasions, (G) violation of Employer’s policies with respect to alcohol or drug use or abuse, or (H) Employee pleaded guilty or no contest to or is convicted of any criminal offense (other than minor traffic violations).

(ii) Unsatisfactory Performance. Employer may upon written notice terminate this Agreement for unsatisfactory job performance in the event Employee fails to achieve stated goals and Employee’s performance is materially below Employer’s expectations. Employer shall not terminate Employee under this Section 7(a)(ii) unless Employer shall have given Employee written notice of such unsatisfactory performance and Employee shall fail to cure such performance within ninety (90) days of such notice. In the event of termination under this Section 7(a)(ii), Employee shall be paid Employee’s Base Compensation and all other benefits to which Employee is entitled under this Agreement through the Termination Date (as defined in Section 7(f)). Employee shall also receive, as severance pay, an amount equal to the lesser of (a) twelve (12) months’ Base Compensation, or (b) the Base Compensation that Employee would have received during the remaining Term of this Agreement.

(iii) Without Cause. Employer may terminate this Agreement without Cause upon 90 days prior written notice to Employee. In the event that Employer terminates this Agreement pursuant to this Section 7(a)(iii), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date (as defined in Section 7(f)), plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount equal to twelve (12) months’ Base Compensation; provided, however, that in the event of a termination without Cause within eighteen (18) months after a Change in Control (as defined in Section 7(f)), the severance amount for purposes of applying clause (z) shall be twenty-four (24) months’ Base Compensation.

(iv) Disability. If a Disability (defined in Section 7(f) below) prevents the Employee from performing the duties assigned to Employee under Section 1 hereof, Employer may terminate this Agreement upon 30 days prior written notice to Employee. In the event that Employer terminates Employee pursuant this Section 7(a)(iv), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date, plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount equal to the greater of (A) twelve (12) months’ Base Compensation and (B) the Base Compensation that Employee would have received from the Termination Date through the Expiration Date. Nothing in this Section 7(a)(iv) shall be construed to limit Employee’s rights under or vary the terms of any disability insurance policy provided by Employer in any manner adverse to Employee. Employee shall be considered to have a “Disability” if Employee is unable to perform the duties assigned to Employee under Section 1 hereof due to illness, physical or mental disability or other incapacity for a total of 120 or more business days during any twelve-month period.

(b) Termination by Employee. Employee may terminate this Agreement for Good Reason (defined in Section 7(f) below) upon 30 days prior written notice to Employer. In the event that Employee terminates this Agreement pursuant to this Section 7(b), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date, plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount equal to the lesser of (A) twelve (12) months’ Base Compensation and (B) the Base Compensation that Employee would have received from the Termination Date through the Expiration Date; provided, however, that in the event of a termination for Good Reason within eighteen (18) months after a Change in Control (as defined in Section 7(f)), the severance amount for purposes of applying clause (z)(A) shall be twenty-four (24) months’ Base Compensation. As used in this Agreement, “Good Reason” shall mean (i) the reduction by Employer of Employee’s Base Compensation without Employee’s consent, (ii) the failure by Employer to provide in any material respect any of the material payments or benefits to which Employee is entitled under this Agreement; (iii) a situation where Employer, through a formal assignment of duties or otherwise, requires Employee to take any act which would be a violation of federal, state or local criminal law, the Company’s charter or bylaws or (iv) without Employee’s consent, the Employer requires Employee to relocate to an office more than 100 miles from Employer’s current office in Boston, Massachusetts.

(c) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate shall be entitled to receive an amount equal to twenty-four (24) months’ Base Compensation or $650,000 (the “Death Benefit”), payable in accordance with Employer’s usual payroll practices, except that if Employer receives any insurance proceeds with respect to the Employee’s death, an amount equal to the lesser of such proceeds or any unpaid Death Benefit shall be paid to Employee’s estate in a lump sum within five (5) business days of receipt by Employer.

(d) Severance Payments. Severance payments owing to the Employee under this Section 7 shall be payable in a lump sum severance payment to Employee on the Termination Date.

(e) Vesting of Deferred Awards. In the event of a termination under Section 7(a)(ii) (Unsatisfactory Performance), 7(a)(iii) (Without Cause), 7(a)(iv) (Disability), 7(b) (Good Reason), or 7(c) (Death), or in the event this Agreement shall expire on the Expiration Date, without renewal, within eighteen (18) months of a Change in Control, Employee shall become fully vested in any and all outstanding deferred share awards, options, or other equity-based compensation previously awarded to Employee but not yet vested at the time of such termination. Awards which become vested under this paragraph shall be paid to Employee within thirty days of the Termination Date.

(f) Certain Definitions

(i) “Proportionate Share” shall mean the dollar amount of Employee’s Incentive Compensation (determined in accordance with Employer’s usual and customary practices) that would have been payable for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which shall be the number of days elapsed, as of the Termination Date, in the year of termination, and the denominator of which shall be 365. Proportionate Share amounts shall be payable as and when provided in Section 2(b)(ii).

(ii) “Termination Date” shall mean the effective date of termination of Employee’s employment as specified in the written notice described in this Section 7.

(iii) “Change in Control” means:

(A) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as Amended (the “Act), or Persons acting in concert (other than the Company, a subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), is or becomes the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this Section 7(g)(iii) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(C) the shareholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse share split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least fifty percent (50%) of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each such continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (C), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such fifty percent (50%) threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity;

(D) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company; or

(E) the Company ceases to own directly or indirectly a majority of the voting interests in the Employer, or there is an assignment of this Agreement in connection with a sale of all or substantially all of the assets of Employer.

Notwithstanding anything herein to the contrary, it shall not be a Change in Control if following a transaction or series of related transactions described in Section 7(f)(iii), twenty-five percent (25%) or more of the Company’s then outstanding voting securities are beneficially owned by Employee and Persons who were members of the Company’s Section 16 reporting group immediately prior thereto.

(iv) “Deferred Compensation” means any amount that is deemed to be deferred compensation under (and subject to) Section 409A of the Code.

(v) “Specified Employee” has the meaning given to such term by Section 409A(a)(2)(B)(i) of the Code.

(vi) “Separation From Service” means a separation from service within the meaning of Section 409A of the Code.

8. Covenant Not to Compete.

(a) Noncompetition.

(i) Except as provided below, from and after the Effective Date and continuing until the later of (A) twelve (12) months following Employee’s last day of employment or (B) the Expiration Date, Employee shall not without the prior written consent of Employer become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer. As used herein, (x) “Major Competitor” shall mean Charter Mac, and any other person, partnership, corporation or other business entity engaged directly or through Affiliates in the business of offering, promoting or syndicating to any person, including developers, investors, owners, or project sponsors, low income housing tax credits under Section 42 of the Code or renewable energy tax credits under any applicable sections of the Code, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million and (y) “Affiliate” shall mean any person or entity controlled by or under common control with any other person or entity, whether by the ownership of, or the right to control the voting of, voting securities, by contract, or otherwise. Notwithstanding the foregoing, if Employer terminates Employee without Cause under Section 7(a)(iii) of this Agreement, or Employee resigns for Good Reason under Section 7b), this Section 8(a)(i) shall not apply.

(ii) From and after the Effective date and continuing until the later of (A) twenty-four (24) months following Employee’s last day of employment or (B) the Expiration Date, Employee shall not (w) solicit any employee of Employer to change employment; (x) solicit any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a transaction with Employer or any of its subsidiaries during the last twenty-four (24) months of Employee’s employment; (y) disclose proprietary or confidential information of Employer or its subsidiaries, including without limitation, tax structures and solutions, deal structures, pricing, customer or client lists or information, revenues, expenses, or other similar information; or (z) disparage the Company or any of its products, partners, officers, directors, employees, affiliates, subsidiaries or agents in his or her dealings with any person or entity within or outside of the Company, except that statements made pursuant to legal process shall not be deemed to violate this clause.

(b) Reasonable Restrictions. Employee acknowledges that the restrictions of Section 8(a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in Section 8(a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

(c) Specific Performance. Employee acknowledges that the obligations undertaken by him/her pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in Section 8(a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of Section 8(a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

9. Indemnification. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his/her employment); provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Employee’s duty of loyalty to, Employer. Employer shall at all times carry Director and Officer liability insurance in commercially reasonable amounts, but in any event not less than ten million dollars ($10,000,000).

10. Miscellaneous.

(a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

(b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

(c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

(d) Representations. Employer represents and warrants to Employee that it has the requisite corporate power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action. Employee represents that Employee is not a party to any agreement that would be violated by this Agreement or by Employee accepting employment with Employer.

(e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require.

(f) Compliance with Section 409A. To the extent that Section 409A of the Code applies to any election or payment required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.

(g) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile (with electronic confirmation of delivery), and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

If to Employer:

MMA Financial, Inc.
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202
Facsimile: (410) 727-5387
Attention: Chief Executive Officer

If to Employee:

Jenny Netzer

[REDACTED]

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

MMA FINANCIAL, INC.

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

EMPLOYEE:

/s/ Jenny Netzer
Jenny Netzer

EXHIBIT A

JOB DESCRIPTION

TITLE: Executive Vice President
DUTIES AND RESPONSIBILITIES:

(a) Leading Employer’s new product development initiatives related to affordable housing and tax advantaged investing;

(b) Assisting Employer with strategic initiatives; and

(c) Serving on Employer’s Senior Staff.